Exhibit 99.1
Hawthorn Bancshares Reports Results for the Three and Six Months Ended June 30, 2022
Second Quarter 2022 Highlights
•Net income of $4.5 million, or $0.66 per diluted share

•Net interest margin, fully taxable equivalent ("FTE") of 3.64%

•Return on average assets and equity of 1.04% and 14.00%, respectively

•Loans increased $93.9 million, or 7.0%, compared to the linked first quarter 2022 (“linked quarter”)

•Deposits increased $74.7 million, or 5.1%, compared to the linked quarter

Jefferson City, MO — July 27, 2022 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $4.5 million for the second quarter 2022, a decrease of $2.1 million compared to the linked quarter 2022 and an decrease of $0.4 million from the second quarter 2021 (the "prior year quarter"). Earnings per diluted share (“EPS”) was $0.66 for the second quarter 2022 compared to $0.97 and $0.71 for the linked quarter and prior year quarter, respectively. Net income and EPS for the second quarter 2022 decreased from the linked quarter primarily due to the recognition of negative provision expense in the first quarter as a result of releasing significant specific loan loss reserves totaling $2.8 million, and which significantly increased reported net income in the first quarter.
Chairman David T. Turner commented, "Hawthorn Bank continued to perform very well in the second quarter of 2022. Hawthorn Bancshares reported $4.5 million of net income and $0.66 in earnings per share for the second quarter. While we had good deposit growth of almost $75 million in the second quarter, or 5.1% compared to the first quarter, it was completely outpaced by our loan growth. We achieved loan growth of almost $94 million in the quarter, or 7.0% growth compared to the first quarter. At the same time, we were able to expand the net interest margin by a full 14 basis points to 3.64% as compared to the first quarter. Of course, such strong loan growth required us to supplement our allowance for loan reserve by $1.2 million in the second quarter. At 1.08%, our allowance for loan losses to total loans ratio is consistent with pre-pandemic levels. Asset quality remains strong as evidenced in the steady decline in non-performing loans as a percentage of total loans. As mentioned in the first quarter, rising interest rates had and will continue to have negative impacts on our mortgage loan production and the overall profit contribution from that team."
Turner continued, "We continue to be excited about further growth opportunities in the markets we serve and stand ready as the community bank of choice to support their financial needs."

Highlights
•Earnings – Net income of $4.5 million for the second quarter 2022 decreased $2.1 million, or 32.1%, from the linked quarter, and decreased $0.4 million, or 8.2%, from the prior year quarter. EPS was $0.66 for the second quarter 2022 compared to $0.97 for the linked quarter, and $0.71 for the prior year quarter.
•Net interest income and net interest margin – Net interest income of $14.6 million for the second quarter 2022, increased $0.4 million from the linked quarter, and increased $0.9 million from the prior year quarter. Net interest margin, on an FTE basis, was 3.64% for the second quarter, an increase from 3.50% for the linked quarter, and an increase from 3.40% for the prior year quarter.
•Loans – Loans held for investment increased by $93.9 million, or 7.0%, equal to $1.4 billion as of June 30, 2022 as compared to the end of the linked quarter. Year-over-year, loans held for investment grew $133.9 million, or 10.4%, from $1.3 billion as of June 30, 2021.
•Asset quality – Non-performing loans totaled $17.8 million at June 30, 2022, an increase of $0.7 million from $17.1 million at the end of the linked quarter, and a decrease of $16.0 million from $33.8 million at the end of the prior year quarter. The reduction in non-performing loans in the current quarter and linked quarter as compared to the prior year quarter is primarily due to several large non-accrual loans returning to accrual status described in more detail below. The allowance for loan losses to total loans was 1.08% at June 30, 2022, compared to 1.30% at December 31, 2021 and 1.45% at June 30, 2021.
•Deposits – Total deposits increased by $74.7 million, or 5.1%, equal to $1.5 billion as of June 30, 2022 as compared to the end of the linked quarter. Year-over-year deposits grew $149.8 million, or 10.8%, from $1.4 billion as of June 30, 2021.
•Capital – Total shareholder’s equity was $124.1 million and the common equity to assets ratio was 6.93% at June 30, 2022 as compared to 7.74% and 7.99% at the end of the linked quarter and the prior year quarter, respectively. Regulatory capital ratios remain “well-capitalized”, with a tier 1 leverage ratio of 10.98% and a total risk-based capital ratio of 13.97% at June 30, 2022.
The Company's 2019 Repurchase Plan was amended during the second quarter 2021 to authorize the purchase of up to $5.0 million in market value of the Company's common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as the timing of any such purchases. The Company repurchased 23,536 and 85,188 common shares under the plan during the first and second quarter of 2022, respectively, at an average cost of $26.60 per share totaling $2.9 million. As of June 30, 2022, $2.1 million remained available for share repurchases pursuant to the plan.
During the third quarter of 2022, the Company's Board of Directors approved a quarterly cash dividend of $0.17 per common share payable October 1, 2022 to shareholders of record at the close of business on September 15, 2022.
Net Interest Income and Net Interest Margin
Net interest income of $14.6 million for the second quarter 2022, increased $0.4 million from the linked quarter, and increased $0.9 million from the prior year quarter. Driving the increase from the linked quarter was higher interest income, primarily resulting from significant loan growth of 7.0%, more than offsetting the increase in interest expense for interest bearing accounts which reprice in a rising rate environment. Driving the increase from the prior year quarter was higher interest income of $1.0 million, primarily resulting from significant loan growth more than offsetting the reduction in PPP fee income of $0.3 million. Net interest margin, on an FTE basis, was 3.64% for the second quarter, compared to 3.50% for the linked quarter, and 3.40% for the prior year quarter.

Loans
Loans held for investment increased by $93.9 million, or 7.0%, to $1.4 billion as of June 30, 2022 as compared to the end of the linked quarter and increased by $133.9 million, or 10.4%, from the end of the prior year quarter. Included within loans held for investment are PPP loans. At June 30, 2022, PPP loans totaled $1.1 million, as compared to $2.3 million and $49.6 million at the end of the linked quarter and prior year quarter, respectively. Excluding PPP loans, loans held for investment at June 30, 2022 increased 7.1% as compared to the end of the linked quarter, and 14.7% as compared to the end of the prior year quarter.
The yield earned on average loans held for investment was 4.33%, on an FTE basis, for the second quarter 2022, compared to 4.34% for the linked quarter and 4.42% for the prior year quarter. This decline in yield is largely attributed to the aforementioned decrease in PPP fee income during the current quarter as compared to the prior periods.
Asset Quality
Non-performing loans totaled $17.8 million at June 30, 2022, an increase of $0.7 million from $17.1 million at the end of the linked quarter, and a decrease of $16.0 million from $33.8 million at the end of the prior year quarter. These changes in non-performing loans were primarily driven by a few large non-accrual loan relationships returning to accrual status in the current quarter and linked quarter compared to the prior year quarter. Non-performing loans to total loans was 1.25% at June 30, 2022, and 1.28% and 2.61% at the end of the linked quarter and prior year quarter, respectively.
At June 30, 2022, $0.3 million of the Company’s allowance for loan losses was allocated to impaired loans totaling $19.3 million, compared to $0.3 million of the Company's allowance for loan losses allocated to impaired loans totaling $18.8 million at the end of the linked quarter. At June 30, 2022, management determined that $16.0 million, or 82.8%, of total impaired loans required no reserve allocation compared to $16.1 million, or 85.8%, of total impaired loans at the end of the linked quarter primarily due to adequate collateral values.
In the second quarter 2022, the Company had net loan charge-offs of $126,000 compared to net loan charge-offs of $124,000 in the linked quarter, and net loan charge-offs of $26,000 in the prior year quarter. The Company recognized a provision expense for credit losses of $1.2 million for the second quarter 2022 compared to a negative provision expense of $2.5 million for the linked quarter and $0.4 million provision expense for the prior year quarter. The negative provision expense in the linked quarter resulted primarily from the release of specific reserves totaling $2.8 million due to returning significant loan balances to accrual from non-accrual status or other collateral valuation adjustments.
The allowance for loan losses at June 30, 2022 was $15.4 million, or 1.08% of outstanding loans, and 86.2% of non-performing loans. At December 31, 2021, the allowance for loan losses was $16.9 million, or 1.30% of outstanding loans, and 66.4% of non-performing loans. At June 30, 2021, the allowance for loan losses was $18.7 million, or 1.45% of outstanding loans, and 55.4% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2022.
Deposits
Total deposits at June 30, 2022 were $1.5 billion, an increase of $74.7 million, or 5.1%, from March 31, 2022, and an increase of $149.8 million, or 10.8%, from June 30, 2021. Growth in year-over-year deposits is indicative of the continuing higher savings rate and/or reserves customers have chosen in response to uncertain economic conditions.

Non-interest Income
Total non-interest income for the second quarter ended June 30, 2022 was $3.6 million, a decrease of $0.1 million, or 2.1%, from the linked quarter, and a decrease of $1.0 million, or 21.7%, from the prior year quarter. The change in the current quarter compared to the prior year quarter is primarily due to the decrease in the gain on sale of real estate mortgages of $1.2 million, or 60.5%.
Non-interest Expense
Non-interest expense for the second quarter 2022 was $11.5 million, a decrease of $0.7 million, or 5.6%, from the linked quarter, and a decrease of $0.3 million, or 2.5%, from the prior year quarter. The change in the current quarter compared to the linked quarter is primarily due to a reduction in salaries and benefits expense, in combination with a fair value adjustment for mortgage banking derivative liabilities. The change in the current quarter compared to the prior year quarter is primarily due to a reduction in salaries and benefits expense.
The second quarter efficiency ratio was 63.4% compared to 68.4% and 64.6% for the linked quarter and prior year quarter, respectively.
Capital
The Company maintains its “well capitalized” regulatory capital position. At the end of the second quarter 2022, capital ratios were as follows: total risk-based capital to risk-weighted assets 13.97%, tier 1 capital to risk-weighted assets 12.53%, tier 1 leverage 10.98% and common equity to assets 6.93%.
[Tables follow]

FINANCIAL SUMMARY
(unaudited)
$000, except per share data

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2022	2022	2021
Total interest income	$16,142	$15,436	$15,169
Total interest expense	1,581	1,291	1,498
Net interest income	14,561	14,145	13,671
Provision for (release of) loan losses	1,200	(2,500)	400
Non-interest income	3,648	3,726	4,661
Investment securities losses, net	(9)	(4)	—
Non-interest expense	11,540	12,227	11,841
Pre-tax income	5,460	8,140	6,091
Income taxes	971	1,531	1,199
Net income	$4,489	$6,609	$4,892
Earnings per share:
Basic:	$0.66	$0.97	$0.71
Diluted:	$0.66	$0.97	$0.71

	Six Months Ended
	June 30,
Statement of income information:	2022	2021
Total interest income	$31,578	$31,272
Total interest expense	2,872	3,210
Net interest income	28,706	28,062
(Release of) provision for loan losses	(1,300)	400
Non-interest income	7,374	9,233
Investment securities (losses) gains, net	(13)	15
Non-interest expense	23,767	23,622
Pre-tax income	13,600	13,288
Income taxes	2,502	2,557
Net income	$11,098	$10,731
Earnings per share:
Basic:	$1.63	$1.56
Diluted:	$1.63	$1.56

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	June 30,	March 31,	December 31,	June 30,
	2022	2022	2021	2021
Key financial ratios:
Return on average assets (YTD)	1.28%	1.51%	1.30%	1.26%
Return on average common equity (YTD)	16.33%	18.41%	16.46%	16.31%
Return on average assets (QTR)	1.04%	1.51%	1.35%	1.14%
Return on average common equity (QTR)	14.00%	18.41%	16.70%	14.64%

Asset Quality Ratios
Allowance for loan losses to total loans	1.08%	1.07%	1.30%	1.45%
Non-performing loans to total loans (a)	1.25%	1.28%	1.96%	2.61%
Non-performing assets to loans (a)	1.89%	2.01%	2.76%	3.53%
Non-performing assets to assets (a)	1.51%	1.55%	1.97%	2.68%
Performing TDRs to loans	0.12%	0.13%	0.14%	0.18%
Allowance for loan losses to
non-performing loans (a)	86.17%	83.51%	66.36%	55.45%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	7.81%	8.22%	7.89%	7.70%
Period-end stockholders' equity to period-end assets (YTD)	6.93%	7.74%	8.13%	7.99%
Total risk-based capital ratio	13.97%	14.66%	14.79%	14.66%
Tier 1 risk-based capital ratio	12.53%	13.44%	13.59%	13.20%
Common equity Tier 1 capital	9.85%	10.36%	10.22%	9.91%
Tier 1 leverage ratio	10.98%	10.99%	11.01%	10.49%
(a)Non-performing loans include loans 90 days past due and accruing and non-accrual loans.

FINANCIAL SUMMARY (continued)
(unaudited)
$000, except per share data

	June 30,	March 31,	December 31	June 30,
Balance sheet information:	2022	2022	2021	2021
Total assets	$1,789,976	$1,735,683	$1,831,550	$1,708,966
Loans held for investment	1,427,828	1,333,923	1,302,133	1,293,894
Allowance for loan losses	(15,353)	(14,279)	(16,903)	(18,735)
Loans held for sale	1,716	909	2,249	2,487
Investment securities	272,383	292,244	316,278	282,022
Deposits	1,530,808	1,456,143	1,516,820	1,381,001
Total stockholders’ equity	$124,058	$134,387	$148,956	$136,503

Book value per share	$18.20	$19.58	$21.66	$19.85
Market price per share	$25.49	$24.31	$24.94	$22.05
Net interest spread (FTE) (YTD)	3.41%	3.36%	3.45%	3.34%
Net interest margin (FTE) (YTD)	3.57%	3.50%	3.62%	3.51%
Net interest spread (FTE) (QTR)	3.47%	3.36%	3.52%	3.24%
Net interest margin (FTE) (QTR)	3.64%	3.50%	3.67%	3.40%
Efficiency ratio (YTD)	65.87%	68.42%	64.81%	63.34%
Efficiency ratio (QTR)	63.38%	68.42%	71.75%	64.59%
About Hawthorn Bancshares
Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.
Contact:
Hawthorn Bancshares, Inc.
Stephen E. Guthrie
Chief Financial Officer
TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company's Quarterly Report on Form 10-Q is filed. Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company disclaims any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law.